SCHEDULE R14A
                          (Rule 14a-101)
              INFORMATION REQUIRED IN PROXY STATEMENT
                     SCHEDULE 14a INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

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[  ] Preliminary Proxy Statement
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[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                        Innkeepers USA Trust
           (Name of Registrant as Specified in Its charter)

                        Innkeepers USA Trust
              (Name of Person(s) Filing Proxy Statement)

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

From:  Innkeepers USA Trust

Annual Meeting of Shareholders (the "Annual Meeting") of Innkeepers USA Trust (the "Company")

     The proxy statement for the Annual Meeting of the Company to be held on May 7, 1997 (the "Proxy Statement"), states that Proposal Three, a proposal to amend the Company's Trustees' Share Incentive Plan to provide, among other things, for additional non-discretionary share awards and option grants to non-employee trustees of the Company ("Proposal Three"), is a routine matter for which specific instructions from beneficial owners are not required for brokers to vote the beneficial owners' shares.
The New York Stock Exchange has informed the Company that Proposal Three is not a routine matter and that brokers must receive specific instructions from beneficial owners in order to vote with respect to Proposal Three. A beneficial owner who wants his broker to vote on Proposal Three should give the broker specific instructions with respect to voting on Proposal Three in addition to Proposal Two, which requires specific instructions for a broker to vote shares for a beneficial owner. Proposal One may be voted upon discretionarily.

     The Annual Meeting is scheduled for Wednesday, May 7, 1997 at 9:00 a.m., local time at the Hampton Inn, 1505 Belvedere Road, West Palm Beach, Florida. Thank you for your attention and cooperation.

     If you have any questions concerning the foregoing, please contact Mark Murphy at (561) 835-1800.